MillerKnoll

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muuto spinneybeck filzfelt Knoll Textiles DESIGN WITHIN REACH
HAY NaughtOne colebrook bosson saunders
GEIGER DATESWEISER maars LIVING WALL HOLLY HUNT

10/20/2026

Jeff Stutz
[redacted]

Dear Jeff,

We are excited to present this offer for you to assume the role of Chief Executive Officer ("CEO") (and not your current role of Interim CEO) of MillerKnoll, Inc. (the "Company" or "MillerKnoll"), reporting to the Board of Directors of the Company (the "Board"), on October 21, 2026 (the "Start Date"). Effective as of the Start Date, the terms set forth in this letter will apply.

**Base Salary**

Effective as of the Start Date, your annual base salary will increase to $1,000,000. Future base pay increases, if any, will be determined by the Board, based on job performance and review of competitive market data.

**Bonus**

You will continue to be eligible to participate in the Annual Incentive Plan ("AIP"). Upon achievement of target performance, you will be eligible to receive 125% of your base salary, or $1,250,000 based on your base salary. For the 2027 fiscal year, your target bonus will be calculated as 125% of a blended base salary based on the portion of the fiscal year served as Interim CEO and as CEO at the respective base salary rates in effect during each such period.

**Long-Term Incentives**

You will continue to participate in the Company's 2026 Long-Term Incentive Plan, as amended from time to time (the "Plan"). Effective as of the Start Date, the target value for your annual equity grant under the Plan ("LTI Equity Award") is 400% of your base salary, or $4,000,000 based on your base salary. To reflect your new position, and subject to Board approval of your compensation package, you will receive a one-time "step-up" equity grant with an aggregate target grant date value of $1,075,000, representing the difference between the target grant date value of your July 2026 equity grant and your new annual target grant value, to be delivered as 60% in PSUs and 40% in RSUs. The step-up equity grant will be made as soon as administratively practicable after the Start Date, under the Plan, and pursuant to the standard grant agreements thereunder applicable to other senior executives.

The LTI Equity Award grant agreement(s) include, among other things, a confidentiality covenant that applies during employment and continues thereafter with respect to Confidential Information, as well as non-competition and non-solicitation covenants that apply during employment and for 12 months thereafter. The targeted award value, amount granted, and type of equity-based instrument used to deliver award value are subject to annual adjustment by the Board.

**Restrictive Covenants**

You acknowledge and agree that you remain subject to, and will continue to comply with, all restrictive covenants (including, without limitation, confidentiality, non-competition, non-solicitation and non-disparagement covenants) contained in any plan, policy or agreement to which you are a party as of the date of this letter or to which you become a party at any time thereafter, including those set forth in any equity grant agreement entered into between you and the Company or any of its affiliates, whether entered into before, on or after the date of this letter.

**Benefit Plans**

You will continue to participate in all MillerKnoll benefit plans and policies made available to other senior executives, as in effect from time to time, subject to the terms and conditions of the applicable plans and policies, which may be amended by MillerKnoll from time to time.

**At-Will Employment and Severance**

You will serve at the will of the Board. In the event your employment is terminated by the Company without Cause or by you for Good Reason, in either case other than within two (2) years following a change in control, the following terms shall apply to you:

- Eighteen (18) months of base salary will be payable to you in accordance with the Company's normal payroll practice, as well as eighteen (18) months of benefits continuation.

- Your outstanding equity awards under the Plan as of the date of this agreement and the one-time "step-up" equity grant, (and any future equity awards for which you qualify for Retirement under the Plan and the applicable award agreement then in effect) shall vest in accordance with the Retirement treatment provisions of the Plan and the applicable award agreements.

- The definitions of "Cause" and "Disability" shall have the definitions currently set forth in the Plan.

- The definition of "Good Reason" shall mean: with respect to your termination of employment by you, any of the following events or conditions (without your prior written consent) and the failure of the Company (or any successor corporation) to cure such event or condition within thirty (30) days after receipt of written notice from you specifying the events or conditions in reasonable detail; provided that you

serve notice of such event and intended termination within ninety (90) days of your knowledge of its occurrence and you terminate your employment within thirty (30) days following the expiration of the applicable cure period: (a) a material diminution in your duties, responsibilities, title, authorities, or reporting lines (other than a temporary change resulting from your inability to perform your duties as a result of your disability), including ceasing to be an executive officer of a public company; (b) a material reduction by the Company of your annual base salary or annual or long-term cash incentive compensation opportunities; (c) any requirement of the Company that you be based at any office location that is more than fifty (50) miles farther from your primary work location at the Company's Design Yard location in Holland, Michigan but only if it results in a longer commute for you from your residence at such time, except (A) for reasonable required travel on behalf of the Company (or any successor corporation) and (B) in connection with any relocation of the Company's headquarters that you directed; and (d) a material breach by the Company (or any successor corporation) of its obligations to you under this agreement or under any other material agreement or arrangement between the Company (or any successor corporation) and you.

The current severance provisions in this agreement or the Management Continuity Agreement may not be reduced or terminated (or allowed to expire) as they apply to you without your written consent.

Your existing Management Continuity Agreement with the Company, dated February 17, 2020 (which governs your severance in connection with a termination within two years after a change in control, continues to apply), will be amended, effective as of the Start Date, to increase the cash severance multiple of base salary and bonus from two times to three times, and to extend the benefits continuation period from 24 months to 36 months.

Payment of severance in any circumstance shall be conditioned on execution of a release in substantially the form attached hereto as **Appendix A**. Severance shall commence within ten (10) days after the release becomes effective with a retroactive payment for any payment missed after termination, provided that to the extent the consideration and revocation period of the release overlaps the calendar year, amounts shall be initially paid in the second calendar year with a catchup.

**Section 409A**

The intent of the parties is that payments and benefits under this agreement to be exempt from Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") including as short-term deferrals and separation pay, to the maximum extent permitted; provided, however, to the extent Code Section 409A applies this Agreement shall be interpreted to be in compliance therewith. A termination of employment shall be deemed not to have occurred for purposes of any provision of this agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered "nonqualified deferred compensation" under Code Section 409A unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any such provision of this agreement, references to a

"termination," "termination of employment" or like terms shall mean "separation from service." If you are deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered non-qualified deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your "separation from service", and (B) the date of your death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum and any remaining payments and benefits due under this agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect, and (iii) such payments shall be made on or before the last day of your taxable year following the taxable year in which the expense occurred.

For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may you, directly or indirectly, designate the calendar year of any payment to be made under this agreement that is considered nonqualified deferred compensation. In no event shall the timing of your execution of the general release of claims, directly or indirectly, result in your designating the calendar year of payment, and if a payment that is subject to execution of the general release of claims could be made in more than one taxable year, payment shall be made in the later taxable year.

The provisions of this agreement under the "Section 409A" heading shall apply to all payments and benefits provided to you under this agreement and the Management Continuity Agreement (as amended in accordance with this letter), shall supersede any inconsistent provision of the Management Continuity Agreement to the extent necessary to comply with or be exempt from Code Section 409A, and references in such provisions to 'this agreement' or 'herein' shall include the Management Continuity Agreement. If any such payment or benefit would not be exempt from, or comply with, Code Section 409A, the Company and you shall cooperate in good faith to amend the applicable provision to the extent necessary to avoid the imposition of additional tax, interest, or penalties under Code Section 409A, without materially reducing or increasing the economic value to you of such payment or benefit.

**Board Service**

Effective as of the Start Date, you will be appointed to the Board and be nominated and stand for election at the fiscal year 2028 Annual Meeting of MillerKnoll shareholders, and each meeting thereafter where your prior election would expire.

Jeff, on behalf of the Board, we are excited about the prospect of you taking this role and your ability to increase the value of our Company for our stakeholders.

To accept this offer, please sign and return to Jackie Rice, Chief Legal Officer. Please retain the original for your own records.

Regards,

Signed by:
John Hoke
55620D82256B4D0...

John R. Hoke III, Chairman of the Board

October 20, 2026 | 3:36 PM PDT

Date

ACCEPTED AND AGREED:

Signed by:
Jeffrey M. Stutz
9B096910D1344F1...

Jeff Stutz

October 20, 2026 | 9:06 AM PDT

Date

**Appendix A**

**SEPARATION AND RELEASE AGREEMENT**

Agreement made effective as of [date], by and between [name], [address] (hereinafter "Employee"), and *MillerKnoll, Inc.*, a Michigan corporation, having its principal place of business at 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302 (hereinafter "MK"). The Employment relationship has or will terminate as of [date].

In consideration in part for MK's payment to Employee of Separation Benefits, and the covenants and releases contained herein, the Employee agrees as follows:

1. **Confidential Information**. Employee understands that in the ordinary course of its business, MK has developed various valuable trade secrets and confidential business information. Employee acknowledges that he has been exposed to such trade secrets and information and that the protection of such is of vital importance to MK's business. For purposes of this Agreement, confidential business information is information: (a) that is not known by the actual or potential competitors of MK and is generally unavailable to the public, (b) that has been created, discovered, developed or otherwise become known to MK or in which property rights have been assigned or otherwise conveyed to MK from a third party, and (c) that has material economic value to MK's present or future business. Examples of such confidential information may include, but are not limited to, information as to any of MK's customers, prices, sales techniques, estimating and pricing systems, internal cost controls, production processes and methods, product planning and development programs, marketing plans, product information, inventions, blueprints, sketches and drawings, trade secrets, and technical and business concepts related to the business, whether devised or invented in whole or in part by Employee and whether or not reduced to practice. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Employee; (ii) becomes generally known to the public subsequent to disclosure to Employee through no wrongful act of Employee or any representative of Employee; or (iii) Employee is required to disclose by applicable law, regulation or legal process (provided that Employee provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Nothing in this Agreement is intended to conflict with the whistleblower provisions of any United States federal, state or local law or regulation, including but not limited to Rule 21F-17 of the Securities Exchange Act of 1934 or § 1833(b) of the Defend Trade Secrets Act of 2016. Accordingly, notwithstanding anything to the contrary herein, nothing in this Agreement prohibits, restricts or prevents Employee from reporting possible violations of United States federal, state or local law or regulation to any United States federal, state or local governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or to an attorney, or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation, or from disclosing trade secrets and other confidential information in the course of such reporting; provided, however, that Employee uses his reasonable best efforts to disclose only information that is reasonably related to such possible violations or that is requested by such agency or entity. Employee does not need the prior authorization from the Company to make any such reports or

disclosures and is not required to notify the Company that Employee has made such reports or disclosures.

2. **Nondisclosure**. Employee agrees he has not and will not, directly or indirectly, at any time disclose any trade secrets or confidential information of MK, or the confidential information of actual or potential customers or vendors of MK, to others which he has obtained in the course of his employment with MK. Employee has not and shall not use any such trade secrets or confidential information for his own personal use or advantage, or make such secrets or information available for use by others. Violation of this provision shall entitle MK to pursue all appropriate legal remedies. Nothing in this Agreement shall prevent Employee from using his general knowledge, skill, and experience in gainful employment by a third party after his employment with MK terminates.

3. **Return of MK Property**. Employee will immediately return to MK all Company property including any and all sales aids, customer lists, catalogues, manuals, software programs, drawings, blueprints, notes, memoranda, and any and all other documents, computer files, and electronic information which are or have been in Employee's possession or control and which contain any trade secrets or confidential information or which otherwise relate to MK's business, and any other Company property in his possession. Employee may retain his address book or MK-provided cell phone to the extent it only contains contact information.

4. **Payment by MK**. Employee acknowledges that all earned wages, bonuses, fringe benefits, vacation pay, commissions, and other obligations owed by MK to the Employee have been paid by MK or will be paid as detailed on Exhibit A if otherwise not paid to Employee. No other payments are owed to the Employee other than claims for vested benefits under any retirement plans, stock option plans, or insurance benefits plans, which rights are controlled by the language in applicable plan documents.

If Employee (1) signs and returns this Agreement within 21 days of the date of this Agreement, (2) signs, returns, and does not revoke the attached ADEA Waiver and Release in the manner stated in the waiver, and (3) has otherwise complied with all of the material terms of this Agreement, then the Employee will be entitled to receive the discretionary and additional Separation Benefits listed on Exhibit A. Otherwise, the Employee will not be entitled to the Separation Benefits listed on Exhibit A. If Employee should revoke the ADEA Waiver and Release, MK may, at its option, revoke this Agreement in its entirety or may choose to provide Employee the Separation Benefits and enforce and abide by the remaining provisions of this Agreement. The Separation Benefits may be withheld or terminated if Employee materially breaches this Agreement, or if Employee harasses any MK employee.

5. **Release**. Except for the enforcement of the terms and covenants in this Agreement, Employee hereby releases MK and its officers, directors, employees, agents, successors, and assigns from any and all claims and obligations arising under federal, state, or local law by statute, common law, public policy, or equity that Employee may have against them arising out of the employment relationship to the fullest extent permitted by law. Employee specifically waives any claim for unlawful discrimination including, but not limited to claims for race, sex, age, religion, disability, or national origin discrimination. Employee further agrees to waive and release any rights he might have under the federal Age Discrimination in Employment

Act of 1967, as amended (29 United States Code section 621 et seq.) ("ADEA") against MK, pursuant to the terms of the attached ADEA Waiver and Release. The release, however, does not prevent Employee from seeking a judicial determination regarding the validity of the attached ADEA Waiver and Release. This release covers claims and obligations even if they are unknown at this time. Employee waives any entitlement to any form of personal relief for claims arising out of the employment relationship; including monetary relief or damages, to the fullest extent permitted by law. MK and Employee agree that this Agreement is a complete defense to any claim and obligation released and waived by this Agreement which may be subsequently asserted. The foregoing shall not release any rights to indemnification or directors' and officers' liability insurance coverage.

6. **Administrative Complaints and Investigations**. This section does not limit or affect the finality or the scope of the release provided to MK in Paragraph 5. This Agreement recognizes the rights and responsibilities of the Equal Employment Opportunity Commission ("EEOC") and similar state and local agencies to enforce the statutes which come under their jurisdiction and is not intended to prevent Employee from filing a charge or participating in any investigation or proceeding conducted by the EEOC (or other similar state or local agencies) and nothing in this Agreement limits or affects the finality or the scope of the Employee's participation in any investigation or proceeding conducted by the EEOC or other similar state or local agencies. Nothing in this section, however, allows Employee to obtain relief of any kind from MK to the extent permitted by law.

7. **No disparagement**. Employee agrees that he will not either directly or indirectly, through any agent or surrogate, and whether orally or in writing, Disparage or Denigrate the Company, its affiliates, their office furniture contract dealers, and their respective officers, directors, and employees. MK agrees that each member of its Board of Directors as of the date that Employee's employment with MK terminates will not, for so long as such director remains on the Board, either directly or indirectly, through any agent or surrogate, and whether orally or in writing, Disparage or Denigrate Employee. As used in this Agreement, to "Disparage or Denigrate" includes, but is not limited to, impugning the character, honesty, integrity, morality, business acumen, professional skill or judgement, abilities, qualities, or reliability of any person or entity. This no disparagement restriction shall not continue for a period of greater than 5 years following termination, and shall not be violated by comments or statements made (i) in truthful testimony given in response to a lawful subpoena or similar court or governmental order, (ii) by the rebuttal of false or misleading statements by others, or (iii) in statements made in furtherance of legitimate competition (i.e., statements fairly and factually comparing the Company's products with a competitor who employs you). The foregoing provisions of this Paragraph 7 shall not prevent truthful testimony in legal or governmental proceedings, truthful submissions to governmental agencies, statements to either party's accountants, attorneys, auditors, and insurers, or statements to one's spouse.

8. **Severability**. In the event any term of this Agreement is unenforceable, then such unenforceable term, if possible, will be altered so as to be enforceable. Or, if that is not possible, then it will be deleted from this Agreement and the remaining part of the Agreement will remain in effect.

9. **Governing Law**. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Michigan (without regard to conflict of law provisions).

10. **Entire Agreement**. This Agreement and the attached ADEA Waiver contain the entire understanding of the parties and supersedes all previous oral and written agreements; there are no other agreements, representations, or understandings not set forth herein, except that it does not supersede the terms of other plans or award agreement governing vested benefits. Further, this Agreement can be modified only by a written agreement signed by Employee and a duly authorized officer of MK (other than the Employee).

11. **Binding Effect.** This is a binding agreement. The term MK includes all of MillerKnoll, Inc.'s subsidiaries, officers, directors, and affiliates. The term Employee includes all of his heirs, administrators, successors, assigns, and those who could make a claim through him. This Agreement shall benefit and be binding upon MK's successors and assigns, and Employee's executors, administrators, and representatives.

12. **Voluntary Execution.** Employee acknowledges that he has read this Agreement, understands its terms and legal consequences, has been given an opportunity to consider this Agreement and its release of all claims, and it has been entered into by him voluntarily. Employee further acknowledges that he has been advised to consult with an attorney prior to executing this Agreement. Employee has not assigned any claims against MK. Employee has been given an opportunity of up to 21 days to consider this Agreement and its release of all claims [or 45 days in the case of a group termination]. In addition, Employee understands that he may revoke the ADEA Waiver and Release within seven (7) days after he signs it.

**MILLERKNOLL, INC.**

By________________________________________________

Date Jacqueline H. Rice, Chief Legal Officer and Corporate Secretary

Date [employee name]

Date Witness

**ADEA WAIVER AND RELEASE**

In consideration of the additional and discretionary Separation Benefits provided in the Separation and Mutual Release Agreement effective as of [date], between [name] ("Employee") and MillerKnoll, Inc., ("MK"), Employee forever waives, releases, and discharges MK, its subsidiaries, affiliates, and its directors, officers, and employees from any and all legal and equitable claims, demands, damages, losses, expenses, and causes of actions of any kind or character which now exist, whether known or unknown, relating in any manner to or arising under the federal Age Discrimination in Employment Act of 1967 ("ADEA") (29 United States Code section 621, et seq.) that are in any way connected with Employee's employment relationship with MK or its separation.

Employee agrees and covenants not to institute any action or lawsuit against MK, its directors, officers, agents, and employees in any state, federal, or local court or other tribunal to assert a claim for violations of the ADEA that arise on or before the date of this Agreement. This shall not prevent the Employee from seeking a judicial determination regarding the validity of this waiver, however, or from bringing an action or lawsuit for any claims that arise after the date on which this waiver is signed (as indicated below).

This Waiver and Release shall be binding upon Employee and his respective heirs, administrators, successors, assigns, and those who could make a claim through him.

Employee acknowledges that he has read the ADEA release, understands its terms, has been given a period of at least 21 calendar days [or 45 days in the case of a group termination] within which to consider this Waiver and Release, and it has been entered into by him voluntarily. Employee will have seven (7) calendar days to revoke this Waiver and Release after its execution and the Release shall not become effective or enforceable until the revocation period has expired. Employee further acknowledges that he has been advised to consult with an attorney prior to executing this Waiver and Release.

Dated:

[employee name]

WITNESS:

**EXHIBIT A**

1. You will receive current regular base salary, less applicable withholdings, for eighteen (18) months following your separation date and the full execution of this Agreement, unless you engage in any prohibited Competitive Activity as set forth below, solicit the employees of Company as set forth below, or otherwise materially breach this agreement. This amount will be paid on the standard payroll cycle. A lump sum payment is not available under this Agreement for the payments described in paragraph 1.

   Payments under this will immediately stop on the date on which you, for yourself or on behalf of any other person or entity, directly or indirectly, engage in any Competitive Activity as defined in your most recent Restricted Stock Unit Award Agreement with the Company that contains such term or any substantially similar term to the extent prohibited by such agreement. For the avoidance of doubt, it shall not be deemed a breach of this Agreement for you to engage in any such prohibited Competitive Activity; rather, such activity on your part shall permit Company to cease payments under this paragraph 1 as of the date on which such prohibited activity commenced. Payments under this will immediately stop on the date which you solicit for employment or other similar relationship an employee of the Company to the extent prohibited by your most recent Restricted Stock Unit Award Agreement.

2. You will receive a lump sum payment equivalent to eighteen (18) months of the amount that MK contributes toward your medical and dental benefits, which you may use to purchase medical and dental benefits through COBRA, other individual insurance policies, or options on the government Health Insurance Marketplace. You will be provided a "Disposition of Benefits" letter to explain this process in more detail.

3. You are not eligible for the Annual Incentive Bonus earned for financial year [current FY] if MK earns a bonus.

4. Any amount of income deferred by you pursuant to the Executive Equalization Plan are fully vested and will be distributed to you according to the terms of the Plan and your deferral elections.

5. If you are enrolled in a Healthcare Reimbursement (flexible spending) Account, you have the option to continue your participation in this account through COBRA. The payments will be with after-tax dollars. You must elect COBRA coverage to continue your participation. If you choose not to continue participation in the Healthcare Reimbursement account under COBRA, all claims for services incurred up to your separation date must be submitted within 90 days of the date of your separation of employment. Any unused balances will be forfeited at that time.

Dependent Care Reimbursement (flexible spending) accounts may not be continued under COBRA and all claims for services incurred up to your separation date must be submitted within 90 days of your separation of employment.

6. If you are enrolled in a Health Savings Account, you can continue to make contributions on an after-tax basis as long as you are enrolled in a High Deductible Health Plan.

7. You are not eligible to participate in the 401(k) Plan after [term date]. You will receive a final core contribution to your 401(k) account based on compensation earned in this fiscal quarter up to your separation date. This core contribution will be paid at the end of the current fiscal quarter. Employee and Company matching contributions to the 401(k) Plan will cease as of [term date]. The balance of your quarterly payroll deductions relating to the employee stock purchase plan will be paid to you within thirty (30) days of your separation date.

8. All outstanding awards held by you under the Plan shall be treated as set forth below [To fill in the equity vesting details based on Executive's holdings as of termination].

9. You will receive outplacement support through OI Partners, Inc.

10. You are responsible for returning your Corporate Visa card along with any keys, phone cards and/or access cards immediately. You should process a final expense report to cover the cost of any unreimbursed business-related travel through [term date]. If you have an existing balance on your Corporate Visa card or your cellular phone service, you are required to pay off the balance within 10 days of this letter. Any remaining balances at that point will be deducted from your severance pay.

11. You are responsible for returning all company-owned computers along with any associated company-owned computer equipment and printers immediately.

12. Any balance owed to MK on your employee purchase account (product purchase) will be deducted from the total amount of severance pay. In the event that severance will not cover the full amount due, it will be your responsibility to pay off the balance.